Sovereign

                           SOVEREIGN BANK NEW ENGLAND

                          A Division of Sovereign Bank

September 25, 2000


Mr. Mark Collin, Vice President
Unitil Corp.
6 Liberty Lane West
Hampton, NH 03842-1720


Dear Mark:

We are pleased to advise you that Sovereign Bank (the "Bank") has approved an unsecured line of credit in the maximum principal amount of Four Million Dollars ($4,000,000) (the "Line") for Unitil Corporation (the "Borrower") subject to the Bank's periodic review. Unless renewed, this line will expire on June 30, 2001 (the "Annual Review Date").

This letter, together with the related Line of Credit Promissory Note (the "Note") of near or even date (collectively, the "Loan Documents"), shall serve as our agreement concerning the terms and conditions of your borrowing under the Line.

1) Principal Advances. The Borrower may request principal advances from the Bank from time to time, provided that any given principal advance shall not cause the Borrower's liability to exceed $4,000,000.00. Such request shall be granted on the day such request is received, provided that a) such request is received by 2:00 p.m. on a Bank business day, and b) the Bank is reasonably satisfied that the conditions set forth in this Agreement have been satisfied. The Bank shall credit the amount of the request to the designated account of the Borrower in immediately payable funds.

Advances hereunder will be made only if in the opinion of the Bank there has been no negative material change of circumstances and if there exists no default under any loan documentation executed by you. The Bank retains the right to refuse at any time any borrowing request hereunder.

All loans will be made by crediting the proceeds thereof to your demand deposit account maintained at the Bank, which account should be established prior to any advances under the line.

2)  Interest.  Borrowings under the Line accrue interest at the following rates:

(1) Our "Prime Rate" as announced from time to time; or

(2) a fixed rate based on an index plus a margin to be determined by the Bank from time to time. Such indexes shaft be the "LIBOR rate", as set forth in the Note, or our "Cost of Funds Rate", as set forth in the Note.

Unless the LIBOR or Cost of Funds rate is specifically elected, the Prime Rate shall apply.

Each rate will be as determined by the Bank by 10:00 a.m. on the day of the requested borrowing. Each borrowing under this line by you must specify the amount of the loan requested, the rate requested and the maturity requested.

Borrowings at LIBOR rates may be requested for maturities of one, two, or three month periods, but no such period shall exceed the Annual Review Date. Borrowings at the Cost of Funds rate may be requested for maturities of 1 (one) or 7 (seven) day periods, but no such periods shall exceed the Annual Review Date.

Borrowings under the LIBOR or Cost of Funds rate options must be in minimum increments of $1,000,000 or greater multiples of $100,000, and your ability to prepay such borrowings is subject to a requirement that you compensate us for any funding losses and other costs (including lost profits) incurred as a result of such prepayment, as set forth in the Note.

Borrowings at LIBOR or Cost of Funds rates are subject to the availability of funding sources and the continued legality of our offering such pricing option.

3) Borrowing Rate Option. The Borrower may, from time to time, elect to adjust the interest rate applicable to the Borrower's outstanding principal balance from the Prime Rate to either of the rates designated at the Bank's discretion as of such date as its LIBOR or Cost of Funds rates. The LIBOR and Cost of Funds rates shall be the sum of such respective index (as defined in the Note) plus a margin to be chosen by the Bank. The LIBOR and Cost of Funds rates for any given day on which the Bank is open for regular banking business shall be available from the Bank by 10:00 a.m. on each such day.

     Should the Borrower elect to have the Daily Borrowing Rate Option available, which shall include daily fax notification of the then-available rate, a monthly service fee of $300 shall be charged to the Borrower by the Bank for any month during which such availability is elected.

4) Bank Records Conclusive. All borrowings shall be evidenced by the Line of Credit Promissory Note in the form attached and requiring execution prior to initiation of the Line. Each borrowing and the corresponding information will be recorded in our computer data files. Our corresponding records of debits and credits will be additional evidence of borrowings. You authorize us to keep the official record or borrowing, under these facilities and you agree that, absent manifest error, this record shall be conclusive and binding.

5) Default Rate. Upon demand or Default or after maturity or after judgment has been rendered on this Loan Agreement, or in the Event of Default as defined in the Note, Borrower's right to select pricing options shall cease and the unpaid principal of all advances shall, at the option of the Bank, bear interest at a rate which is four (4) percentage points per annum greater than the Prime Rate ("Default rate").

6) Automatic Payments. Borrower hereby authorizes Bank to automatically deduct from Borrower's account designated for such purpose the amount of any loan payment ("Automatic Payments"). If the funds in the account are insufficient to cover any payment, Bank shall not be obligated to advance funds to cover the payment. At any time and for any reason, Borrower or Bank may voluntarily terminate Automatic Payments.

7) Conditions of Lending.

     Initial Loan. The agreement of the Bank to provide the Line hereunder is subject to the following conditions precedent:

     (A) The Bank shall have received a certified copy of all corporate action taken by the Borrower to authorize the execution, delivery, and performance of the Loan Documents and the borrowing by it hereunder, and such other papers as the Bank shall reasonably require on the form or forms provided by the Bank.

     (B) Should the Bank so require, the Bank shall have received an opinion of counsel to the Borrower, in form and substance satisfactory to the Bank and to McLane, Graf, Raulerson & Middleton, P.A., counsel to the Bank, as to the matter referred to in paragraphs 9 (A), (B), (C) and (F) hereof, and further to the effect that this Agreement has been duly authorized, executed, and delivered and is a legal, valid, binding, and enforceable agreement of the Borrower.

     (C) Any other conditions precedent required under the Bank's Commitment Letter for this loan.

8) Covenants. So long as this Line shall be outstanding and until the payment in full of all sums outstanding hereunder and the performance of all other obligations of the Borrower hereunder, the Borrower agrees that, unless the Bank shall otherwise consent in writing:

     A. Financial Reportings. The Borrower shall provide to the Bank:

     (1) within ten (10) days of filing for each fiscal year of the Borrower, copies of the Borrower's 10K filing and Annual Report for such fiscal year.

     (2) within ten (10) days of filing for each quarter of each fiscal year of the Borrower, copies of Borrower's 10-Q filing for such quarters.

     B. Reorganizations, Acquisitions; Change of Name. The Borrower will not, and will not permit any subsidiary to, (i) merge or consolidate with or into any corporation, or sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets (except in the ordinary course of business), whether now owned or hereafter acquired, or (ii) change its corporate name.

     C. Notice of Default. The Borrower shall promptly notify the Bank of any condition or event which constitutes, or would constitute with the passage of time or giving of notice or both, an Event of Default, and promptly notify the Bank of any changes in the financial condition of the Borrower which, individually or cumulatively, may result in a material adverse change in the financial condition of the Borrower.

     D. Compliance with Laws and Regulations. The Borrower shall comply with all applicable laws, ordinances, regulations, and other requirements of any jurisdiction or agency having or claiming authority over the Borrower or any transaction of the Borrower or any transaction arising pursuant to this Agreement.

9) Representations and Warranties. Except as specifically permitted by the Bank in writing the Borrower represents and warrants to Bank, and such representations and warranties shall be continuing representations and warranties so long as any amounts shall be outstanding pursuant to this Agreement, as follows:

     A. Organization. Borrower has being duly incorporated and organized and is existing as a corporation in good standing under the laws of New Hampshire, and is duly qualified and in good standing as a foreign corporation in those jurisdictions where the conduct of its business or the ownership of its properties requires qualification, and has filed all legally required business activities reports, returns, etc. in such jurisdictions; Borrower has the power and authority to enter into and perform the Loan Documents, and any other document or instrument delivered in connection herewith.

     B. Corporate and Regulatory Authority. The making and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate and regulatory action and will not violate any provision of law or of its Articles of Incorporation by bylaws.

     C. Financial Condition. The reports, including balance sheets and statements of income and retained earnings of the Borrower and its subsidiaries, heretofore and henceforth furnished to the Bank, are complete and correct and fairly represent the financial condition of the Borrower and its subsidiaries as at the dates of said financial statements and the results of their operations for the periods ending on said dates. Neither the Borrower nor any of its subsidiaries has any material contingent obligations, liabilities for taxes, long-term leases, or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheets or the notes thereto; and at the present time there are no material unrealized or anticipated losses from any unfavorable commitments of the Borrower or any subsidiary. Said financial statements were prepared in accordance with generally accepted principles and practices of accounting consistently maintained throughout the periods involved. Since the date of the latest of such statements there has been no material adverse change in the financial condition of the Borrower and its subsidiaries from that set in said balance sheets as at that date.

     D. Taxes. Borrower has filed all federal, state and local tax returns and other reports it is required to file, and has paid or made adequate provision for payment of all such taxes, assessments and other governmental charges.

     E. Litigation. There are no suits or proceedings pending, or to the knowledge of the Borrower threatened against or affecting the Borrower or any of its subsidiaries, and there are no proceedings by or before any governmental commission, board, bureau, or other administrative agency pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its subsidiaries which, if adversely determined, would have a material adverse effect on the financial condition or business of the Borrower or its subsidiaries.

     F. Not Misleading. No representation, warranty or statement by Borrower contained herein or in any certificates or other document finished or to be furnished by Borrower pursuant hereto contains or at the time of delivery shall contain any untrue statement of material fact, or omits, or shall omit at the time of delivery to state a material fact necessary to make it not misleading.

10) Federal Reserve. Bank may at any time pledge, endorse, assign, or transfer all or any portion of its rights under the Loan Documents including any portion of the Promissory Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act. 12.U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

11) Third Party Purchaser. Bank shall have the unrestricted right at any time or from time to time, and without Borrower's consent, to sell, assign, endorse, or transfer all or any portion of its rights and obligations hereunder to one or more banks or other entities (each, an "Assignee") and, Borrower agrees that it shall execute, or cause to be executed such documents including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing. In addition, at the request of Bank and any such Assignee, Borrower shall issue on or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

12) Participation. Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower to grant to one or more institutions or other persons (each a "Participant") participating interests in Bank's obligations to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant; whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder.

Bank may furnish any information concerning Borrower in its possession from time to time to any prospective assignees and Participants, provided that Bank shall require any such prospective assignee or Participant to maintain the confidentiality of such information.

13) Right to Set Off. Borrower hereby grants to Bank a lien, security interest and a right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank, or in transit to any of them. At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Bank shall not be required to marshal any present or future security for, or guarantees of, the obligations or to resort to any such security or guarantee in any particular order and the Borrower waives, to the fullest extent that it lawfully can, (a) any right they might have to require the Bank to pursue any particular remedy before proceeding against them and (b) any right to the benefit of, or to direct the application of the proceeds of any collateral until the obligations are paid in full.

14) Replacement Documents. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security document(s) which is not of public record and, in the case of any such destruction or mutilation, upon surrender and cancellation of such Note or other document(s), the Borrower will issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.

15) Waiver of Jury Trial. Borrower and Bank mutually hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any claim based hereon, arising out of, under or in connection with this Agreement or any other documents contemplated to be executed in connection herewith or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party. This waiver constitutes a material inducement for Bank to accept this Agreement and make the Loan.

16) Fees. The Borrower shall assume responsibility for all legal and other out of pocket expenses incurred in the documentation of this commitment and in addition shall pay the Bank an annual commitment fee of $1,500.

17) Waiver. The failure of Bank at any time or times hereafter to require strict performance by Borrower of any of the provisions, warranties, terms and conditions contained in the Loan Documents or in any other agreement, guaranty, note, instrument or document now or at any time or times hereafter executed by Borrower and delivered to Bank shall not waive, affect or diminish any right of Bank at any time or times thereafter to demand strict performance thereof; and no rights of Bank hereunder shall be deemed to have been waived by any act or knowledge of Bank, its agents, officers or employees, unless such waiver is contained in an instrument in writing signed by an officer of Bank and directed to Borrower specifying such waiver. No waiver by Bank of any of its rights shall operate as a waiver of any other of its rights or any of its rights on a future occasion.

18) Capital Adequacy. If after the day hereof, the Bank determines that (i) the adoption of any applicable law, rule or regulation of regarding requirements for banks or bank holding companies in subsidiaries thereof; (ii) any change in the interpretation or administration of any such law, rule or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof; or (iii) compliance by Bank or its holding company with any request or directive of any governmental authority, central bank, or comparable agency regarding capital adequacy (or not having a force of law), has the effect of reducing the return on the Bank's capital to a level below that which Bank could have achieved (taking into account the Bank's and its holding company's policies with respect to capital adequacy and immediately before such adoption, change or compliance and assuming that Bank's capital was fully utilized prior to such adoption, change or compliance) but for such adoption, change or compliance as a consequence of the Bank's commitment to make advances pursuant hereto by any amount deemed by the Bank to be material; then Bank shall promptly, after Bank's determination of such occurrence, give notice to the Borrower, and the Borrower shall pay to the Bank as an additional fee from time to time on demand, such amount as Bank certifies to be the lowest amount that will be required to compensate the Bank for any such reduction. A certificate from the Bank claiming entitlement to compensation as provided in this Section shall be conclusive in the absence of manifest error. Said certificate will be delivered to the Borrower and shall set forth the nature of the occurrence giving rise to any such need for compensation, the additional amount or amounts to be paid to the Bank, and the method by which such amounts were determined. In determining any such amount, the Bank may use any reasonable averaging or attribution method. Any adjustment will be no greater than that calculated to be proportionate to the Borrower's loan in relationship to the rest of the Bank's loan portfolio of similar risk.

19) Notice. Any demand or notice required or permitted to be given hereunder shall be deemed effective when delivered in the United States mail, and sent by certified mail, return receipt requested, postage prepaid, addressed to Bank at Bank's address or to Borrower at Borrower's address, as applicable, or to such other address as may be provided by the party to be notified, on ten (10) days prior written notice to the other party.

20) Entire Understanding. The Loan Documents contain the entire understanding between the parties hereto with respect to the transactions contemplated herein and such understanding shall not be modified except in writing signed by or on behalf of the parties hereto.

21) Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law; should any portion of any of the Loan Documents be declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of the Loan Documents; furthermore, the entirety of the Loan Documents shall continue in full force and effect in all other jurisdictions, Said remaining portions of the Loan Documents shall continue in full force and effect in the subject jurisdiction as if this Agreement had been executed with the invalid portions thereof deleted.

22) Non-Assignability. The provisions of the Loan Documents shall be binding upon and shall inure to the benefit of the heirs, administrators, successors and assigns of Bank and Borrower; provided, however, Borrower may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Bank.

23) Jurisdiction. The Loan Documents are and shall be deemed to be contracts entered into and made pursuant to the laws of the State of New Hampshire and shall in all respects be governed, construed, applied and enforced in accordance with the laws of said state; in the event that the Bank brings any action hereunder in any court of record of New Hampshire or the Federal Government, Borrower consents to and confers personal jurisdiction over Borrower by such court or courts and agrees that service of process may be made upon Borrower by mailing a copy of the summons to Borrower at Borrower's address; and in any action hereunder Borrower waives the right to demand a trial by jury.

24) Costs of Counsel. If, prior hereto and/or at any time or times hereafter, Bank shall employ counsel in connection with the execution and consummation of the transactions contemplated by any or all of the Loan Documents or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings, or to take any other action on or with respect to any suit or proceeding (bankruptcy or otherwise) relating to any Loan Documents or any other agreement, guaranty, note, instrument or document heretofore, now or at any time or times hereafter executed by Borrower and delivered to Bank, or to enforce any rights of Bank hereunder, whether before or after the occurrence of any Event of Default, or to collect any of the Obligations, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, shall be part of the outstanding balance, payable on demand.

25) Counterparts. Any of the Loan Documents may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

26) Succession. Each reference herein to Bank shall be deemed to include its successors and assigns, and each reference to Borrower and any pronouns referring thereto as used herein shall be construed in the masculine, feminine, neuter, singular or plural, as the context may require, and shall be deemed to include the legal representatives, successors and assigns of Borrower, all of which shall be bound by the provisions hereof. The term "Borrower" as used herein shall, if this Agreement is signed by more than one Borrower, mean, unless this Agreement otherwise provides or unless the context otherwise requires, the "Borrower and each of them" and each and every representation, promise, agreement and undertaking shall be joint and several, except that the granting of the security interest, right of set-off and lien shall be by each Borrower in its several respective property. In the event that there is more than one Borrower, any loan which is secured by this Agreement, shall be deemed to be made at the request of and for the benefit of each Borrower.

27) Headings. The section headings herein are included for convenience only and shall not be deemed to be a part of this Agreement.

28) Costs. The Borrower will pay, whether or not any Advance is made hereunder, all out-of-pocket expenses of the Bank in connection with the preparation, execution, and delivery hereof and of any Advance, including reasonable fees and disbursements of counsel to the Bank.

If the foregoing satisfactorily sets forth the terms and conditions of the Line, please indicate your agreement by executing and returning this letter and the attached Line of Credit Promissory Note.

We continue to enjoy working with Unitil Corp. and look forward to further expanding upon our long-standing and mutually beneficial relationship.


                                              SOVEREIGN BANK NEW ENGLAND

__________________________              By:   __________________________________
  Witness                                     David A. Canedy, Vice President



The above terms are hereby understood and accepted as of this 25th day of September, 2000:

                                              UNITIL CORPORATION

__________________________              By:   __________________________________
Witness                                       Mark H. Collin, Treasurer

                         LINE OF CREDIT PROMISSORY NOTE

$4,000,000                                                September 25, 2000
                                                          Nashua, New Hampshire

     FOR VALUE RECEIVED, UNITIL CORPORATION, a New Hampshire corporation with a principal place of business at 6 Liberty Lane West, Hampton, New Hampshire, 03842 (the "Borrower") (the Borrower and all other persons primarily or secondarily liable hereunder or in respect hereto are sometimes referred to herein as the "Obligor"), hereby promises to pay, ON DEMAND, to the order of SOVEREIGN BANK, with an office at 223 Main Street, Nashua, New Hampshire, 03060 (the "Bank") (the Bank and any subsequent transferee of this Note, whether taking by negotiation or otherwise, are sometimes referred to herein as the "Holder") at such place of business or such other place as may be designated hereafter by the holder hereof, the principal sum of Four Million Dollars ($4,000,000.00) (or so much thereof as may be advanced or readvanced by the Bank to the Borrower from time to time hereafter, such amounts defined as the "Debit Balance" below), together with interest on each such advance from the date thereof at a rate per annum equal to (a) the "Prime Rate" or (b) the LIBOR rate, or (c) the Cost of Funds rate, as elected by the Borrower pursuant to the Letter Agreement of even date. All payments shall be made in lawful money of the United States of America, in immediately available funds.

This Note is being executed and delivered in accordance with the terms of a certain Letter Agreement of even date between the Borrower and the Bank (the "Letter Agreement") and the documents defined therein as the "Loan Documents".

Until such time as this Note becomes due and payable, the Borrower shall pay to the Bank the sum of the Interest Period Interest Charges (as set forth below) monthly in arrears commencing on or by the like-numbered date of the next month from the date hereof (or on such other date as may be agreed upon by the Borrower and the Bank to provide for a convenient payment date) and continuing on or by the corresponding day of each succeeding month thereafter.

If any due date falls on a non-Business Day, the payment shall be due on the next Business Day. A "Business Day" shall mean, with respect to any date that is specified in this Note to be subject to adjustment in accordance with applicable Business Day convention, (i) a day on which commercial banks settle payments in New York or London if the payment obligation is calculated by reference to any LIBOR Rate, or (ii) in any other case, any day on which the Bank is open for business.

The "Modified Following Business Day Convention" shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. The following terms, when used in conjunction with the term "Modified Following Business Day Convention" and a date, shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

Interest Calculation.
--------------------

The Interest Period Interest Charge shall be the sum of the Daily Interest Charges in the Interest Period.

The Daily Interest Charge on each Principal Advance shall be calculated as follows:

                Daily Balance          X      Interest Rate
                                                   360

The Interest Period shall be the period from the day following the last interest due date to the next interest due date.

The  Interest  Rate is the rate  elected  by the  Borrower  for  each  Principal
Advance.

The maximum principal amount outstanding under this Note shall be limited to Four Million Dollars ($4,000,000). Pursuant to the Letter Agreement, there shall be due and payable from the Borrower to the Bank, and the Borrower shall immediately pay to the Bank, without demand, any amount by which the Debit Balance exceeds Four Million Dollars ($4,000,000).

The term "Prime Rate" means the variable per annum rate of interest so designated from time to time by the Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. The rate of interest hereunder shall change simultaneously and automatically, without further notice, upon the Bank's determination and designation from time to time of the Prime Rate. The Bank's determination and designation from time to time to the Prime Rate shall not in any way preclude the Bank from making loans to other borrowers at rates that are higher or lower than or different from the referenced rate.

"LIBOR" shall mean, as applicable to any LIBOR Advance and LIBOR period applicable thereto, (i) a rate per annum (rounded upward, if necessary), to the nearest 1/32 of one percent) equal to the composite London Interbank Offered Rate which appears on the Telerate page 3750 as of 11:00 am. London time on the day that is two (2) London Banking Days preceding the first day of such LIBOR Period (or if not reported thereon, then as determined by Bank from another recognized source or interbank quotation) divided by (ii) a fraction (A) the numerator of which is one and (B) the denominator is the average of the daily rates (expressed as a decimal) for maximum reserve requirements which are, at any time rates (expressed as a decimal) of maximum reserve requirements which are, at any time, applicable during such LIBOR Period (including, without limitation, basic, supplemental, special, marginal and emergency reserves) under any regulation of the Board of Governors of the Federal Reserve System or other banking authority, domestic or foreign, as now or hereafter in effect, prescribed for eurocurrency funding (currently referred to as Eurocurrency Liabilities in Regulation D of such Board) to which the Bank (including any branch, affiliate, or other fronting office, making or holding a loan that accrues interest at a rate which refers to LIBOR) is subject, as now or hereafter in effect.

"LIBOR Period" shall mean, with respect to any LIBOR Loan, the period commencing on the date on which the LIBOR Loan begins to bear interest at a rate tied to LIBOR in accordance herewith and ending one, two, or three month(s) thereafter, as appropriate, as selected by the Borrower pursuant hereto; provided however,
(i) any LIBOR Period that would otherwise end on a day which is not a Banking Day shall be extended to the next Banking Day, unless such extension would carry such LIBOR Period into the next month, in which event such LIBOR Period shall end on the preceding Banking Day, (ii) any LIBOR Period that begins on the last Banking Day of a calendar month (or on a date for which there is no numerically corresponding day in the calendar month in which such LIBOR Period ends) shall end on the last Banking Day of a calendar month, and (iii) any LIBOR Period that would otherwise extend beyond the (Maturity Date) shall end on the (Maturity
Date).

"London Banking Day" shall mean any Banking Day on which commercial banks are open for international business (including dealing in U.S. dollar ($) deposits) in London, England and Philadelphia, Pennsylvania.

"Cost of Funds" means the per annum rate of interest which Bank is required to pay, or is offering to pay, for wholesale liabilities, adjusted for reserve requirement and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by Sovereign Treasury Group, or its successors.

The "LIBOR rate" and the "Cost of Funds rate" shall mean the rate provided to the Borrower as described in the Letter Agreement by the Bank upon any given day as such rate. Such rate shall consist of the LIBOR or Cost of Funds index as of such date, plus a margin to be determined by the Bank in its sole discretion. Any LIBOR rate or Cost of Funds rate shall be fixed for the duration of the election.

All amounts outstanding under the Line which are not subject to the LIBOR rate or the Cost of Funds rate shall bear interest at a variable annual rate equal to the Borrower's Prime Rate as provided hereinabove. Notwithstanding the foregoing provisions, the Borrower may not convert existing advances to LIBOR advances or Cost of Funds advances if at any time either an Event of Default or a payment Default exists under the Loan Documents. As used herein, "LIBOR Advance" shall mean any amount outstanding under the Line as to which the Borrower has elected a LIBOR Rate, and "Cost of Funds Advances" shall mean any amount outstanding under the Line as to which the Borrower has elected a Cost of Funds rate.

All computations of interest under this Note shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

Late Charges: If a regularly scheduled payment is fifteen (15) days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $10.00, whichever is greater. If Bank demands payment of this Loan, and Borrower does not pay the Loan within fifteen (15) days after Bank's demand, Borrower will be charged either 5.000% of the unpaid principal plus accrued unpaid interest or $10.00, whichever is greater.

Borrower shall not be obliged to pay and Bank shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject Bank to any civil or criminal penalties. If, because of the acceleration of maturity the payment of interest in advance or any other reason, Borrower is required, under the provisions of any Loan Documents or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the unpaid principal balance of this Note as of the date on which such excess payment was made. If the amount to be so applied to reduction of the unpaid principal balance exceeds the unpaid principal balance, the amount of such excess shall be refunded by Bank to Borrower.

The Borrower agrees that the Bank may make loan advances to the Borrower upon verbal authority (which, if the Bank so requires, shall be followed by written confirmation) of any officer executing this Note on behalf of the Borrower or any other officer of the Borrower who is authorized in writing to borrow money from the Bank and may deliver such advances by direct deposit to any deposit account of the Borrower with the Bank or otherwise as may be authorized in the Letter Agreement. Notwithstanding anything to the contrary herein, the Bank may require written notice of requests for loan advances as may be provided in the Letter Agreement. All such advances shall represent binding obligations of the Borrower.

The Borrower's "Debit Balance" shall mean the debit balance in an account on the books of the Bank, maintained in the form of a ledger card, computer records or otherwise in accordance with the Bank's customary practice and appropriate accounting procedures wherein there shall be recorded the principal amount of all advances made by the Bank to the Borrower, all principal payments made by the Borrower to the Bank hereunder, and all other appropriate debits and credits (the "Loan Account"). The Bank shall render to the Borrower a statement of account with respect to the Loan Account on a monthly basis. Such statement shall indicate the Borrower's then current Debit Balance and any interest amounts due and payable from the Borrower to Bank. Such statement may be based on estimates of the principal amount outstanding and the interest rate for the applicable payment period. Any required adjustments between such estimates and actual amounts shall be reflected in subsequent statements.

The Borrower acknowledges that this Note is to evidence the Borrower's obligation to pay the Debit Balance, plus interest, as determined from time to time and that it shall continue to do so despite the occurrence of intervals when no Debit Balance exists because the Borrower has paid the previously existing Debit Balance in full.

This Note is a DEMAND OBLIGATION. At the option of the Bank, this Note shall become immediately due and payable in full, without further demand or notice, on the earlier of (i) demand by the Bank, or (ii) the occurrence of an Event of Default (as defined below).

If any of the following events of default shall occur ("Event of Default"): (a) default in the payment or performance of any of the Obligations or of any obligations of any Obligor to others for borrowed money or in respect of any extension of credit or accommodation: (b) failure of any representation or warranty, statement or information in any documents or financial statements delivered to the Holder for the purpose of inducing it to make or maintain any loan under this Note to be true and correct; (c) failure of the undersigned to file any tax return, or to pay or remit any tax, when due, unless the undersigned contests the particular tax in good faith, and also maintains adequate reserves to pay such tax, if unsuccessful in its action to contest; (d) failure to furnish the Holder promptly on request with financial information about, or to permit inspection by the Holder of books, records and properties to any Obligor; (e) any Obligor generally not paying its debts as they become due;
(f) death, dissolution, termination of existence, insolvency, business failure, appointment of a receiver or other custodian of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings (except for an involuntary bankruptcy petition against any Obligor to which such Obligor files a proper answer thereto pursuant to Section 303(d) of the Bankruptcy Code (11 USC 303(d)) within ten (10) days of receipt of notice of said proceeding, which answer shall include a request that petitioning creditors post adequate bond under Section 303(e)(11 USC 303(e))) under any bankruptcy or insolvency laws by or against, any Obligor; (g) a material adverse change in the condition or affairs (financial or otherwise) of any Obligor which in the opinion of the Holder will impair its security or increase its risk including but not limited to any reduction of any Obligor's tangible net worth by more than 10% from its level at the previous fiscal year end or the occurrence of operating losses for any consecutive twelve month period; then the Holder shall give written notice of such default and if such default is not cured within five business days of delivery of such notice then immediately and automatically with respect to any Defaults set forth in clauses (e) and (f) above, and thereupon or at anytime thereafter with respect to each other Default (such Default not having been previously cured), at the option of the Holder, all Obligations of the Obligor shall become immediately due and payable without demand, and, if there is any collateral for the Obligations, the Holder shall then have in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies the rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of New Hampshire.

As used herein, "Obligation" means any obligation hereunder or otherwise of any Obligor to the holder whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

The Borrower agrees to pay on demand all reasonable out-of-pocket costs of collection hereof, including reasonable attorneys' fees, whether or not any foreclosure or other action is instituted by the Holder in its discretion. All payments received will be applied first to interest, then to fees, and then to principal.

As additional collateral, the Borrower grants (1) a security interest in, or pledges, assigns and delivers, to the Holder, as appropriate, all deposits, credits and other property now or hereafter due from the Holder to such Borrower and (2) the right to set-off and apply (and a security interest in said right), from time to time hereafter and without demand or prior notice of any nature, all, or any portion, of such deposits, credits and other property, against the indebtedness evidenced by this Note, whether the other collateral, if any, is deemed adequate or not.

Borrower and Bank mutually hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any claim based hereon, arising out of, under or in connection with this Note or any other documents executed in connection herewith or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party. This waiver constitutes a material inducement for Bank to accept this Note and make the Loan.

No delay or omission on the part of the Holder in exercising any right, privilege or remedy shall impair such right, privilege or remedy or be construed as a waiver thereof or of any other right, privilege or remedy. No waiver of any right, privilege or remedy or any amendment to this Note shall be effective unless made in writing and signed by the Holder. Under no circumstances shall an effective waiver of any right, privilege or remedy on any one occasion constitute or be construed as a bar to the exercise of or a waiver of such right, privilege or remedy on any future occasion. The acceptance by the Holder hereof of and payment after any default hereunder shall not operate to extend the time of payment of any amount then remaining unpaid hereunder or constitute a waiver of any rights of the Holder hereof under this Note.

All rights and remedies of the Holder, whether granted herein or otherwise, shall be cumulative and may be exercised singularly or concurrently, and the Holder shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of New Hampshire.

The Borrower waives, to the fullest extent permitted by law, presentment, notice, protest and all other demands and notices and assent (1) to any extension of the time of payment or any other indulgence, (2) to any substitution, exchange or release of collateral, and (3) to the release of any other person primarily or secondarily liable for the obligations evidenced hereby.

This Note and the provisions hereof shall be binding upon the Borrower and the Borrower's heirs, administrators, executors, successors, legal representatives and assigns and shall inure to the benefit of the Holder, the Holder's heirs, administrators, executors, successors, legal representatives and assigns.

This Note may not be amended, changed or modified in any respect except by a written document which has been executed by each party. This Note and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of New Hampshire.

IN WITNESS WHEREOF, the Borrower, acting by and through its duly authorized officer, has executed this Promissory Note on this 25th day of September, 2000.

                                           UNITIL CORPORATION

                                       By:


                                       ----------------------------------------
                                       Anthony J. Baratta, Jr.
                                         Its Duly Authorized
                                         Senior Vice President and
                                         Chief Financial Officer


                                       By:


                                       ----------------------------------------
                                       Mark H. Collin,
                                       Its Duly Authorized Treasurer

                                   ADDENDUM A

Prepayment Penalty: At any time that (i) the interest rate on the loan described in the Loan Documents is a fixed rate (e.g., a "LIBOR rate" or a "Cost of Funds rate") and (ii) the Bank in its sole discretion should determine that current market conditions can accommodate a prepayment request, the Borrower shall have the right at any time and from time to time to prepay the loan in whole (but not in part), and the Borrower shall pay to the bank a yield maintenance fee in an amount computed as follows. The current rate for United States Treasury securities (Bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the fixed rate election as to which the prepayment is made shall be subtracted from the "LIBOR rate" or "Cost of Funds rate" component, as applicable, of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the fixed rate election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above referenced United States Treasury security rate and the number of days remaining in the term chosen pursuant to the fixed rate election as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment of the fixed rate Loan. Each reference in the paragraph to "fixed rate election" shall mean the election by the Borrower pursuant to the Letter Agreement of near or even date.

If by reason of an Event of Default the Bank elects to declare the Loan to be immediately due and payable, then any yield maintenance fee with respect to the Loan shall become due and payable in the same manner as though the Borrower had exercised such right of repayment.

                                               UNITIL CORPORATION

                                               By:


                                               ---------------------------------
                                               Anthony J. Baratta,
                                               Senior Vice President and
                                               Chief Financial Officer

                                                     Duly Authorized

                                               By:


                                               ---------------------------------
                                               Mark H. Collin,
                                               Treasurer
                                               Duly Authorized